UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Tollgrade Communications, Inc.

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          Tollgrade Communications, Inc., a Pennsylvania corporation (“Tollgrade” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) with respect to the solicitation of proxies from its shareholders in connection with the 2009 Annual Meeting of Shareholders and at any and all adjournments, postponements, continuations or reschedulings thereof (the “2009 Annual Meeting”). On February 11, 2009, Tollgrade received a written notice (the “Nomination Notice”) from affiliates of Ramius LLC (collectively, the “Ramius Group”), that it intended to nominate four nominees (the “Ramius Nominees”) for election as directors of Tollgrade at the 2009 Annual Meeting. The Ramius Group also advised Tollgrade in the Nomination Notice that it intended to solicit proxies for the election of the Ramius Nominees. Accordingly, Tollgrade is anticipating that the Ramius Group is intending to conduct a proxy contest at the 2009 Annual Meeting to seek the election of the Ramius Nominees (the “Proxy Contest”). Tollgrade has not yet filed a preliminary proxy statement with the SEC in connection with its solicitation of proxies to be used at the 2009 Annual Meeting.
Press Release
          On May 20, 2009, Tollgrade issued a press release (the “Press Release”) disclosing a copy of the letter that it had sent to Ramius LLC on that same date responding to their letter to Tollgrade dated May 18, 2009. A copy of the Press Release is attached hereto as Exhibit 1 and is incorporated by reference herein. Any description contained herein of the Press Release is qualified in its entirety by reference to the complete text of the Press Release attached hereto.
Important Information
          Tollgrade, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2009 Annual Meeting of Shareholders. Information regarding the interests of such participants will be included in the proxy statement and other relevant documents to be filed by Tollgrade with the SEC in connection with the 2009 Annual Meeting. Promptly after filing its definitive proxy statement with the SEC, Tollgrade will mail the definitive proxy statement and a form of proxy card to each shareholder entitled to vote at the 2009 Annual Meeting of Shareholders. WE URGE INVESTORS TO READ THE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TOLLGRADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by Tollgrade with the SEC in connection with the proxy solicitation at the SEC’s website at http://www.sec.gov. and Tollgrade’s website at http://www.tollgrade.com.

NEWS RELEASE
          Contact: Bob Butter, Corporate Communications / Office: 412-820-1347 / Cell: 412-736-6186 / bbutter@tollgrade.com
FOR IMMEDIATE RELEASE
TOLLGRADE RESPONDS TO ANNOUNCEMENT BY RAMIUS LLC
THAT IT IS CONSIDERING A PROXY CONTEST TO HAVE ITS
REPRESENTATIVES ELECTED TO THE TOLLGRADE BOARD
PITTSBURGH, PENNSYLVANIA, May 20, 2009 — Tollgrade Communications, Inc. (NasdaqGS: TLGD) today announced that it has sent a letter to Jeffrey M. Solomon, Managing Member of Ramius LLC, responding to their recent letter to Joseph A. Ferrara, Chairman and Chief Executive Officer of Tollgrade Communications, Inc. threatening to bring a proxy contest against the Company to have its representatives elected to the Tollgrade Board.
The full text of the letter follows:
          May 20, 2009
VIA FACSIMILE TRANSMISSION,
ELECTRONIC MAIL AND OVERNIGHT COURIER
Mr. Jeffrey M. Solomon
Mr. Peter Feld
Ramius LLC
599 Lexington Avenue, 20th Floor
New York, NY 10022
Dear Jeff and Peter:
          We are responding to your letter dated May 18, 2009 and the related press release that you issued which we believe completely mischaracterizes the position of the Board of Directors of Tollgrade Communications, Inc. (“Tollgrade” or the “Company”) with respect to matters that we have been discussing with you and other representatives of Ramius LLC (“Ramius”) over the past few months.
          Since last spring, after learning that affiliates of Ramius had accumulated close to 10% of the common stock of Tollgrade, we have sought to constructively and respectfully engage with you and other representatives from Ramius. While we remain open to continuing to have those discussions and listening to any ideas and suggestions that Ramius may have on how we may continue to increase value for all shareholders, the disparaging and pejorative tone of your letter and the related press release, together with your overt threat to launch a proxy contest against Tollgrade, does not advance our ability to constructively engage with you or other representatives from Ramius to advance those discussions. We are disappointed with your recent actions and puzzled that, given all the constructive discussions that have occurred between our respective representatives and the good faith and open-minded manner in which our Board has approached such discussions, you would believe that sending such a letter to us would be a productive way to advance our discussions and enable us to work together in a collaborative manner.
          We are also at a loss to understand how you could believe that waging a costly, distracting and disruptive proxy contest would be in the best interests of Tollgrade and all of its shareholders. Tollgrade has made significant and substantial progress and we are starting to realize the benefits of many of the actions that we have implemented to enhance Tollgrade’s prospects and profitability. We believe that the initiation of a costly and distracting proxy contest would only serve to interfere with the progress we are making and could have serious adverse effects on the various current and ongoing initiatives that we are working on to enhance value for our shareholders.
          We are very confident that Tollgrade is moving in the right direction. Enhancing shareholder value is a top priority for our Board and a responsibility that we take very seriously. As you are aware, in recent months, Tollgrade has announced a number of initiatives intended to position Tollgrade for long-term growth, profitability, market leadership and increasing returns for investors, including the following:
•	With the assistance of the investment banking firm of Needham & Company, LLC, Tollgrade evaluated a range of strategic alternatives, including a possible sale of Tollgrade, an assessment of each business unit, a reformulated organic strategy, acquisition and merger alternatives, and stock buy-back and dividend options. Upon conclusion of its review and in light of current economic conditions and Tollgrade’s strong balance sheet, the Board of Directors determined that the appropriate strategy at the current time is to seek to enhance shareholder value through a refocusing of Tollgrade’s core business by emphasizing its service assurance offerings to the telecom market.

•	Following our strategic review process, we concluded that the strength of Tollgrade’s software testing solutions represents the best opportunity to further expand our addressable market and revenue growth potential. We believe there is an opportunity for an integrated software platform to serve multiple applications and products, specifically for the telecom industry in the IP service assurance market. Our strategy, which will involve the creation of new software products and partnerships, should allow us to leverage our strong embedded base of customers, and enhance the value of our long term relationships and services agreements.

•	We have initiated a $15 million stock buyback program which reflects the faith that the Tollgrade Board and management have in Tollgrade’s operating fundamentals and growth prospects and our belief that the current valuation does not reflect Tollgrade’s underlying long-term value.

•	We have made key leadership appointments to strengthen our management capabilities and expertise as we pursue a refocused strategy. The collective technology experience of these individuals, along with other members of our management team and our employees around the world, is an important ingredient in creating a path for growth in our core test and measurement markets where Tollgrade has an excellent reputation and significant embedded customer base.

•	We recently announced an agreement to sell our cable status monitoring product line, which will afford us the opportunity to focus more on our core service assurance solutions and the data correlations aspects of test and measurement.

•	We recently announced entering into a new multi-year managed services agreement with a large global network equipment provider for expected revenue of $20 million over the four year term, which positions us to offer our existing and new customers an expanded portfolio of managed services.
          Notwithstanding the global credit crisis and the macroeconomic issues that we are all aware of, we believe that Tollgrade, which has maintained and strengthened its strong balance sheet, has a significant market opportunity to expand its leadership position as a supplier to the telecom industry for IP service assurance products and solutions for centralized test systems around the world.
          We believe that current market conditions, combined with our strong balance sheet, will position us to make significant progress in the coming months on the various current and ongoing initiatives that we are pursuing and will create a solid foundation for profitable growth. Given the significant opportunities that we believe lie ahead for Tollgrade, we believe that all Tollgrade shareholders, including Ramius, would best be served by allowing management to pursue these initiatives rather than be distracted by a proxy contest.

          As you know, last February, affiliates of Ramius submitted to Tollgrade a notice of their intention to nominate, and solicit proxies for the election of, four nominees (the “Ramius Nominees”) to serve as directors of Tollgrade at our 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”). Since receiving the Ramius Group’s notice, our Board’s Nominating Sub-Committee of the Corporate Governance Committee (the “Nominating Committee”) and other members of our Board have had a number of in-person meetings, both in Pittsburgh and New York, and numerous telephone calls with representatives of the Ramius Group to discuss various issues, including, but not limited to, the slate of nominees that would stand for election at the 2009 Annual Meeting. We appreciated the opportunity to constructively engage with you and the other Ramius representatives and had hoped that, after all our meetings and telephone calls, you would share our view that Tollgrade is moving in the right direction. We also hoped that our numerous interactions with each other would have provided Ramius substantial comfort that enhancing shareholder value is a top priority for our Board and a responsibility that we take very seriously.
          During our many discussions, one of the themes that Ramius often returned to was its belief that “substantial change” was needed on the Tollgrade Board. As we have repeatedly advised you, the Tollgrade Board is not at all opposed to “change” that enhances the composition of our Board provided that such change occurs in a manner that is consistent with our Board’s duty to act in the best interests of ALL shareholders. It is the unanimous view of our Board that it would benefit from the addition of more industry expertise, not just individuals with a working knowledge and familiarity with our industry, but individuals with deep and broad operating backgrounds in the telecom industry. In this regard, and as you are aware, we retained the nationally-recognized executive search firm of CTPartners to assist our Board in identifying, qualifying and interviewing industry experts that would be appropriate candidates for our Board.
          We are also not opposed, in principle, to enhancing shareholder representation on our Board, particularly with a representative referred to us from a major shareholder, provided that such representation is not disproportionate to the level of such shareholder’s investment in Tollgrade and we have appropriate assurances that such representative is committed to representing the interests of ALL shareholders. However, we have always been, and continue to be, adamantly opposed to any change in our Board composition, even if not a technical “change in control,” that would allow any individual shareholder or group of shareholders to assert disproportionate influence, if not effective control, over the Tollgrade Board.
          In the initial proposal that we presented to you in March, in response to your concern that our Board embrace “change,” we indicated that we were willing to consider any recommendations that Ramius has for adding to our Board, subject to customary interviews and background reviews, including: (i) an independent director with proven telecom industry experience, and (ii) a director that is affiliated with Ramius. While we never received any formal response to our letter dated March 2, 2009, we understand that Ramius did not regard our proposal with respect to adding two additional independent directors as “substantial change.” We also advised you that we were contemplating that, subsequent to the 2009 Annual Meeting, we would have a Board with no less than seven directors and no more than eight directors.
          Some two months later, following extensive discussions between our respective representatives and following our Board’s thorough consideration of the issues with respect to its size and composition, we advised you in our letter dated May 4, 2009 of our willingness to consider nominating a slate of candidates for election to the Tollgrade Board at the 2009 Annual Meeting that would include three new directors. The three new directors would be comprised of one Ramius representative and two independent industry experts. One of the industry experts would be chosen by Ramius and one by Tollgrade. We also indicated that, assuming we were able to reach an agreement on that basis, two of our current directors would not stand for re-election such that, consistent with our conclusion as to proper Board size, the total size of the Board would be increased from seven to eight directors.
          We truly believed that we had suggested a fair and appropriate resolution that was in the best interests of ALL shareholders and hoped that such a resolution would have allowed us to work together to continue to enhance our Board. We thought that our willingness to add three additional independent directors, two of which would be industry experts, should have allowed us both to avoid a proxy contest that would not be in either of our best interests and, as we have indicated above, is likely to have serious adverse effects on our various current and ongoing initiatives for enhancing shareholder value.
          On May 6, 2009, you advised us in writing that, much to our surprise, you had rejected our proposal. You indicated that our proposal to add three new independent directors to our Board was unacceptable since we were not willing to cede to Ramius sole and absolute control over the process by which independent industry experts who would be appropriate candidates for our Board would be identified, qualified and interviewed. On numerous occasions, we requested the opportunity to meet with and interview your independent industry experts and, on each such occasion, consistent with your view that our Board should be denied the ability to evaluate the suitability and qualifications of these potential candidates, you have refused to allow our Board any access to these individuals. From a corporate governance perspective, such an approach is unacceptable to us. Our Board has a fiduciary duty to choose director nominees who will represent the interests of ALL shareholders and who will promote long-term shareholder value for ALL shareholders. Our Board is not prepared to abdicate that duty under any circumstances. Your steadfast and inexplicable refusal to work collaboratively with our Board in identifying and qualifying industry experts who would be appropriate candidates to serve as independent directors can only suggest to us that you believe that the industry experts that you have previously chosen, if elected to our Board, would be more likely to align themselves with, and represent the interests of, Ramius rather than the interests of ALL shareholders.
          Before we both find ourselves at a “point of no return” and committed to a costly, distracting and disruptive proxy contest that can have adverse effects on our ongoing initiatives to create value for ALL our shareholders, we strongly urge you to reconsider your unwillingness to work collaboratively with our Board as it actively seeks to identify and recruit leading industry experts that would enhance the industry expertise on our Board. While we would much prefer to focus our time elsewhere, our Board and management strongly believe that Tollgrade must be run like any other public company — for the benefit of ALL shareholders and, as such, our directors must represent the interests of ALL shareholders and not any particular constituency — and are committed to doing just that.
          If you believe that it would be productive for us to constructively discuss this matter and pursue an amicable resolution that would allow us to, sooner rather than later, move beyond this unnecessary distraction so that we can keep our full attention focused on delivering on Tollgrade’s very significant potential and our various initiatives for enhancing value for all Tollgrade shareholders, please do not hesitate to contact me.

Sincerely,

Joseph A. Ferrara
Chairman of the Board and
Chief Executive Officer

cc:	Sara M. Antol, Esq. (Tollgrade Communications, Inc.)
Keith E. Gottfried, Esq. (Blank Rome LLP)
Paul J. DeRosa, Esq. (Cohen & Grisby LLP)
Steven Wolosky, Esq. (Olshan, Grundman, Frome, Rosensweig & Wolosky LLP)
Important Information
Tollgrade Communications, Inc. (the “Company”) and its directors and certain executive officers are deemed participants in the solicitation of proxies from stockholders in connection with the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”). The Company plans to file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) relating to the 2009 Annual Meeting. Information regarding the interests of such participants will be included in the Preliminary Proxy Statement. WE URGE INVESTORS TO READ THE PRELIMINARY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Preliminary Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2009 Annual Meeting at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.tollgrade.com.

About Tollgrade
Tollgrade Communications, Inc. is a leading provider of service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies. Tollgrade’s customers range from the top telecom and cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.
Forward-Looking Statements
The foregoing release contains “forward-looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s ability to introduce next generation service assurance technologies into new customer markets and to execute its strategies.
The Company cautions readers that such “forward-looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward-looking statements. The Company disclaims any current intention to update its “forward-looking statements,” and the estimates and assumptions within them, at any time or for any reason.
Other factors that could cause actual events or results to differ materially from those contained in the “forward-looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2008 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
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